Exhibit 99.1

Talon Innovations Holdings, LLC and Subsidiary

Consolidated Financial Report

December 31, 2016

Independent Auditor’s Report

Board of Managers, Shareholders and Management

Talon Innovations Holdings, LLC and Subsidiary

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Talon Innovations Holdings, LLC and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, the related consolidated statements of income, members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Talon Innovations Holdings, LLC and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 10 to the financial statements, the Company was acquired by a public company on December 11, 2017. The Company had previously adopted private company accounting alternatives Accounting Standards Update (ASU) No. 2014‑02, Intangibles – Goodwill and Other (Topic 350): Accounting for Goodwill and ASU No. 2014‑18, Business Combinations (Topic 805): Accounting for Identifiable Intangible Assets in a Business Combination, issued by the Financial Accounting Standards Board. The Company has changed their accounting principle to reverse the effects of these adoptions as a result of the acquisition. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

Minneapolis, Minnesota

April 26, 2017, except for Note 10 as to which the date is February 23, 2018

Talon Innovations Holdings, LLC and Subsidiary

Consolidated Balance Sheets

	December 31,		September 30,
	2016	2015	2017
	(as adjusted)	(as adjusted)	(unaudited)
Assets
Current Assets (Note 3)
Cash	$8,279,868	$4,348,881	$5,192,263
Trade accounts receivable, net of allowance for doubtful accounts of $75,000	7,017,770	3,831,290	11,207,416
Inventories, net	8,336,952	7,210,179	13,787,642
Income tax receivable	—	308,325	—
Prepaid expenses and other current assets	176,597	212,389	236,841
Total current assets	23,811,187	15,911,064	30,424,162
Equipment and Leasehold Improvements (Note 3)
Leasehold improvements	607,773	498,134	919,608
Furniture, fixtures, computers and software	913,846	689,081	1,476,978
Shop equipment and tooling	14,351,144	10,889,603	20,079,882
	15,872,763	12,076,818	22,476,468
Less accumulated depreciation	(4,610,853)	(2,592,775)	(6,485,957)
Net equipment and leasehold improvements	11,261,910	9,484,043	15,990,511
Goodwill (Notes 2 and 8)	9,037,098	9,037,098	9,458,387
Finite-life intangible assets, net (Note 2)	7,594,344	9,039,161	6,540,461
Other assets	70,872	79,716	75,387
Total other assets	16,702,314	18,155,975	16,074,235
Total assets	$51,775,411	$43,551,082	$62,488,908
Liabilities and Members' Equity
Current liabilities:
Current maturities of long-term debt (Note 3)	$3,466,011	$2,135,000	$3,822,416
Accounts payable	3,094,065	1,835,571	5,377,369
Income taxes payable (Note 7)	152,518	—	426,490
Accrued expenses	2,095,037	2,292,311	2,958,209
Total current liabilities	8,807,631	6,262,882	12,584,484
Deferred income taxes (Note 7)	4,827,475	5,169,585	4,583,211
Long-term debt, less current maturities (Note 3)	18,452,586	18,762,211	15,895,621
Total liabilities	32,087,692	30,194,678	33,063,316
Commitments and contingencies (Notes 5, 6, 8 and 9)
Members’ equity (Note 4)	19,687,719	13,356,404	29,425,592
Total liabilities and members’ equity	$51,775,411	$43,551,082	$62,488,908

See Notes to Consolidated Financial Statements.

Talon Innovations Holdings, LLC and Subsidiary

Consolidated Statements of Operations

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
	(as adjusted)	(as adjusted)	(unaudited)	(unaudited)
Net sales	$56,331,234	$38,499,151	$64,352,896	$41,810,588
Cost of sales	35,536,410	25,471,826	40,272,966	26,021,837
Gross profit	20,794,824	13,027,325	24,079,930	15,788,751
Operating expenses (Note 9)	9,021,762	6,523,315	7,593,954	6,632,446
Contingent consideration expense (Note 8)	—	649,677	—	—
Transaction costs (Note 8)	—	588,319	—	—
Amortization expense (Note 2)	1,444,817	670,172	1,053,884	1,083,613
Operating income	10,328,245	4,595,842	15,432,092	8,072,692
Other income (expense):
Interest expense (Note 3)	(1,228,144)	(323,061)	(962,554)	(887,732)
Other income, net	184,792	137,584	134,027	124,857
	(1,043,352)	(185,477)	(828,527)	(762,875)
Income before income taxes	9,284,893	4,410,365	14,603,565	7,309,817
Income tax expense (Note 7)	3,035,252	1,786,353	4,910,303	2,250,057
Net income	$6,249,641	$2,624,012	$9,693,262	$5,059,760

See Notes to Consolidated Financial Statements.

Talon Innovations Holdings, LLC and Subsidiary

Consolidated Statements of Members’ Equity

	Membership Interest	Retained Earnings	Members' Equity
Balance, December 31, 2014	$10,525,000	$136,479	$10,661,479
Equity-based compensation	—	70,913	70,913
Net income	—	2,624,012	2,624,012
Balance, December 31, 2015 (as adjusted)	10,525,000	2,831,404	13,356,404
Equity-based compensation	—	81,674	81,674
Net income	—	6,249,641	6,249,641
Balance, December 31, 2016 (as adjusted)	10,525,000	9,162,719	19,687,719
Equity-based compensation	—	44,611	44,611
Net income	—	9,693,262	9,693,262
Balance, September 30, 2017 (unaudited)	$10,525,000	$18,900,592	$29,425,592

See Notes to Consolidated Financial Statements.

Talon Innovations Holdings LLC and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
	(as adjusted)	(as adjusted)	(unaudited)	(unaudited)
Cash Flows From Operating Activities
Net income	$6,249,641	$2,624,012	$9,693,262	$5,059,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,018,078	1,376,824	1,875,103	1,402,383
Amortization	1,444,817	670,172	1,053,883	1,083,612
Amortization of deferred financing costs	122,636	10,711	83,542	93,182
Deferred income taxes	(342,110)	30,145	(244,264)	(244,007)
Contingent consideration expense	—	649,677	—	—
Equity-based compensation expense	81,674	70,913	44,611	37,063
Changes in operating assets and liabilities, net of acquisition in 2015:
Trade accounts receivable	(3,186,480)	473,715	(4,189,646)	(1,537,326)
Inventories	(1,126,773)	(570,120)	(5,343,204)	(1,030,740)
Prepaid expenses and other	44,636	(108,762)	(64,759)	(35,274)
Accounts payable	1,179,294	(540,084)	2,283,304	255,562
Income taxes	460,843	(183,939)	273,972	84,625
Accrued expenses	(197,274)	669,416	808,044	(456,809)
Net cash provided by operating activities	6,748,982	5,172,680	6,273,848	4,712,031
Cash Flows From Investing Activities
Purchases of equipment and leasehold improvements	(3,716,745)	(1,924,047)	(5,132,480)	(2,027,157)
Acquisition of Vulcan Machine, Inc., net of cash acquired (Note 8)	—	(15,835,903)	(1,944,871)	—
Net cash used in investing activities	(3,716,745)	(17,759,950)	(7,077,351)	(2,027,157)
Cash Flows From Financing Activities
Proceeds from long-term debt	2,500,000	22,641,254	—	1,250,000
Principal payments on long-term debt	(1,601,250)	(3,430,178)	(2,284,102)	(1,601,250)
Debt financing costs	—	(463,500)	—	—
Payment of contingent consideration	—	(3,450,000)	—	—
Net cash provided by (used in) financing activities	898,750	15,297,576	(2,284,102)	(351,250)
Net increase (decrease) in cash	3,930,987	2,710,306	(3,087,605)	2,333,624
Cash
Beginning of year	4,348,881	1,638,575	8,279,868	4,348,881
End of year	$8,279,868	$4,348,881	$5,192,263	$6,682,505
Supplemental Disclosures of Cash Flow Information and Noncash Investing Activities
Cash payments for interest	$1,177,854	$227,350	$591,665	$879,550
Cash payments for taxes	$2,916,519	$1,940,000	$4,876,029	$2,345,000
Noncash additions of fixed assets included in accounts payable	$79,200	$—	$—	$—

See Notes to Consolidated Financial Statements.

Talon Innovations Holdings, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business, sales concentration and credit risk: Talon Innovations Holdings, LLC (Holdings) and its wholly owned subsidiary, Talon Innovations Corporation (Talon) (together, the Company), are headquartered in Sauk Rapids, Minnesota. In December 2015, Talon acquired all of the issued and outstanding stock of Talon Innovations (FL) Corporation (formerly Vulcan Machine, Inc.) (Vulcan) which is located in Tampa, Florida. In March 2014, Talon Innovations Korea, a wholly owned subsidiary of Talon Innovations Corporation, was formed and is located in South Korea. The Company primarily manufactures gas-handling equipment for the semiconductor industry and precision components for the aerospace industry to customers located in the United States and internationally.

Three customers accounted for 51 percent, 18 percent and 10 percent of net sales in the year ended December 31, 2016 and 62 percent, 15 percent and 15 percent of net sales in the year ended December 31, 2015. Three customers accounted for 48 percent, 23 percent and 13 percent of net sales in the nine months ended September 30, 2017 and 53 percent, 16 percent and 11 percent of net sales in the nine months ended September 30, 2016 (unaudited). Trade accounts receivable outstanding from these customers were approximately $5,044,000 and $2,104,000 at December 31, 2016 and 2015, respectively and approximately $9,104,000 at September 30, 2017 (unaudited).

Sales to foreign customers, denominated in U.S. dollars, were approximately 18 percent of the Company’s total sales in the year ended December 31, 2016 and 19 percent of the Company’s total sales in the year ended December 31, 2015. Sales to foreign customers for the nine months ended September 30, 2017 and 2016 were 19 percent and 17 percent, respectively (unaudited). Trade receivables relating to foreign sales were approximately $1,988,000 and $981,000 as of December 31, 2016 and 2015, respectively and approximately $3,053,000 as of September 30, 2017 (unaudited).

Principles of consolidation: The consolidated financial statements include the accounts of Talon Innovations Holdings, LLC and its wholly owned subsidiary, Talon Innovations Corporation. Talon Innovations Corporation also includes the accounts of its wholly owned subsidiaries, Talon Innovations (FL) Corporation and Talon Innovations Korea. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited interim financial information: The accompanying interim consolidated balance sheet as of September 30, 2017 and the consolidated statements of income and cash flows for the nine months ended September 30, 2017 and 2016 and the consolidated statement of members’ equity for the nine months ended September 30, 2017 and related footnote disclosures, or collectively, the unaudited financial statements, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2017, and the results of operations and cash flow for the nine months ended September 30, 2017 and 2016. The financial data and other information disclosed in these notes to the consolidated financial statements related to these nine month periods are unaudited. The results of the nine months ended September 30, 2017 and 2016 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2017 or for any other interim period or other future year.

Summary of significant accounting policies:

Use of estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition: The Company generally recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, product has been shipped and title and risk of loss has passed to the customer, and collection of the receivable is reasonably assured. Provisions for discounts, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. Shipping and handling charges billed to customers are included in net sales, and shipping and handling costs incurred by the Company are included in cost of goods sold on the consolidated statement of income.

Cash: The Company maintains its cash in a bank deposit account that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Trade accounts receivable: The Company grants credit to customers in the normal course of business. Trade accounts receivable are unsecured and are presented net of an allowance for doubtful accounts. The Company offers a 2 percent discount to certain customers for balances paid within 20 days of the invoice date. Credit terms generally require payment within 30 to 90 days of the invoice date. The Company does not accrue interest on past-due accounts receivable. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts are past due, previous loss history, and the customer’s current ability to pay its obligation. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Inventories: Inventories are stated at the lower of average cost or market. Work in process and finished goods include materials, labor and allocated overhead. Management determines the inventory obsolescence reserve by identifying slow-moving or obsolete inventory.

Inventories consist of the following:

	December 31,		September 30,
	2016	2015	2017
			(unaudited)
Raw materials	$3,401,985	$2,661,575	$3,081,821
Work in process	2,525,352	1,744,617	6,115,806
Finished goods	3,356,615	3,733,987	6,707,015
Less excess and obsolete reserves	(947,000)	(930,000)	(2,117,000)
Net inventories	$8,336,952	$7,210,179	$13,787,642

Equipment and leasehold improvements: Equipment and leasehold improvements are stated at cost, less accumulated depreciation. Major additions and betterments are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to operations as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Leasehold improvements	Lesser of lease term or 3–5 years
Furniture, fixtures, computers and software	3–10 years
Shop equipment and tooling	3–15 years

Goodwill: Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired and liabilities assumed in a business combination. Goodwill is reviewed for impairment at least annually. The goodwill impairment is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit, and the enterprise must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. For the years ended December 31, 2016 and 2015 and the nine months ended September 30, 2017 (unaudited), management has determined that the Company has one reporting unit and performed its annual test for impairment of goodwill and concluded that there was no impairment.

Finite-life intangible assets: Intangible assets with finite lives resulting from prior business acquisitions consist primarily of technology, customer relationships, brand, and noncompete agreements and are being amortized on a straight-line basis. See Note 2 for amortization terms and accumulated amortization.

Impairment of long-lived assets: Long-lived assets, primarily equipment and finite-lived intangible assets, are reviewed for impairment as events or changes in circumstances indicate the carrying amount of such assets may not be fully recoverable. In such circumstances, the Company would evaluate the recoverability of long-lived assets or asset group by comparing the carrying amount of the assets against the estimated undiscounted future cash flows associated with such assets or asset group. At the time such evaluations indicate the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets or asset group, the assets or asset group would be adjusted to their fair values. For the years ended December 31, 2016 and 2015 and the nine months ended September 30, 2017 (unaudited), management believes the carrying amounts of long-lived assets have not been impaired.

Stock-based compensation: The Company grants profits interest units to employees under a plan described more fully in Note 4. The estimated grant-date fair value of each stock-based award is recognized as an expense over the requisite vesting period.

Deferred financing costs: Deferred financing costs consist of fees incurred by the Company in obtaining debt financing. The Company capitalizes the related costs and amortizes the amounts over the terms of the related debt instrument, using a method that approximates the effective-interest method. The Company adopted ASU No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, and has presented debt issuance costs as a direct reduction from the carrying amount of the long-term debt liability.

Royalties: The Company has two royalty agreements for the rights to certain licensed patents and technology. Royalties are determined as a percentage of net sales of licensed product, and payments are remitted quarterly. The agreements will continue for a period that is consistent with the rights being licensed. The Company records an accrual when a sale is made. Royalty expense was approximately $326,000 for and $244,000 for the years ended December 31, 2016 and 2015, respectively. Royalty expense for the nine months ended September 30, 2017 and 2016 was approximately $554,000 and $250,000, respectively (unaudited).

Income taxes: Holdings qualifies as a pass-through entity for income tax purposes and, accordingly, no provision for income taxes is recorded for the direct operating activities of Holdings.

Talon is taxed as a C corporation and, therefore, their income is taxed. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax basis. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities.

The Company recognizes tax liabilities when the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. Management has evaluated the Company’s tax positions and determined there are no material uncertain tax positions that require adjustments to the consolidated financial statements. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. The Company has determined there are no uncertain tax positions for the years ended December 31, 2016 and 2015 and the nine months ended September 30, 2017 (unaudited).

Foreign currency translation: The U.S. dollar is considered to be the functional currency for the Talon Innovations Korea subsidiary. Foreign currency transaction gains and losses are included in other income (expense) in the accompanying consolidated statements of income.

Recent accounting pronouncements: In May 2014, the FASB issued ASU No. 2014-09, Revenue from contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issues ASU No. 2015-14, which defers the effective date of ASU 2014-09 one year, making it effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory.  The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value.  Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable cost of completion, disposal and transportation.  This ASU will be effective for the Company for fiscal years beginning after December 15, 2016.  The Company is currently evaluating the effects adoption of the guidance will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors).  The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee.  This classification will determine whether lease expense is recognized based on an effective-interest method or on a straight-line basis over the term of the lease, respectively.  A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification.  Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today.  The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases.  The standard is effective on January 1, 2020, with early adoption permitted.  The Company is in the process of evaluating the impact of this new guidance.

Subsequent events: In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 26, 2017 and February 23, 2018, the date the consolidated financial statements were available to be issued.

Note 2. Goodwill and Finite-Life Intangible Assets (as adjusted)

Goodwill was $9,037,098 at December 31, 2016 and 2015, respectively. Goodwill was $9,458,387 at September 30, 2017 (unaudited).

The changes in the carrying amount for goodwill for the years ended December 31, 2016 and 2015 and nine-months ended September 30, 2017 is as follows:

Balance, December 31, 2014	$2,380,432
Goodwill acquired	6,656,666
Balance, December 31, 2015	9,037,098
Goodwill acquired	—
Balance, December 31, 2016	9,037,098
Goodwill acquired	421,289
Balance, September 30, 2017 (unaudited)	$9,458,387

Finite-life intangible assets are shown net on the consolidated balance sheet and consist of the following:

	December 31, 2016
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology	6	$1,386,000	$(770,000)	$616,000
Customer relationships	4 - 12	8,503,000	(1,827,973)	6,675,027
Brand	2	496,000	(268,667)	227,333
Non-compete	5	97,000	(21,016)	75,984
		$10,482,000	$(2,887,656)	$7,594,344

	December 31, 2015
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology	6	$1,386,000	$(539,000)	$847,000
Customer relationships	4 - 12	8,503,000	(881,556)	7,621,444
Brand	2	496,000	(20,667)	475,333
Non-compete	5	97,000	(1,616)	95,384
		$10,482,000	$(1,442,839)	$9,039,161

	September 30, 2017
	(unaudited)
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology	6	$1,386,000	$(943,250)	$442,750
Customer relationships	4 - 12	8,503,000	(2,508,055)	5,994,945
Brand	2	496,000	(454,667)	41,333
Non-compete	5	97,000	(35,567)	61,433
		$10,482,000	$(3,941,539)	$6,540,461

Aggregate amortization expense for finite-life intangible assets was $1,445,000 for the year ended December 31, 2016 and $670,000 for the year ended December 31, 2015. Amortization expense for the nine months ended September 30, 2017 and 2016 was $1,054,000 and $1,084,000, respectively (unaudited).

Approximate amortization for the next five years and thereafter is as follows:

Years Ending December 31:
2017	$1,305,000
2018	840,000
2019	763,000
2020	607,000
2021	590,000
Thereafter	3,489,000
Total	$7,594,000

Note 3. Financing Agreements

Revolving credit facility: The Company has a $5,000,000 revolving credit facility through December 2, 2020, if not renewed. Interest on the revolving credit facility is, at the Company’s option, based on (i) a base rate, defined as the greatest of (a) prime rate or (b) federal funds rate plus a spread of 1.5% or (ii) LIBOR for a period of one, three, or six months plus a spread of 4.5%. Additionally, the Company is required to pay an annual facility fee in the amount of $25,000. As of December 31, 2016 and 2015 and September 30, 2017 (unaudited), no amounts were outstanding on the revolving credit facility. The revolving credit facility requires that the Company maintain certain financial covenants and is secured by substantially all of the assets of the Company.

Term loans: On December 2, 2015, Talon entered into a Credit Agreement between Talon Innovations Corporation and East West Bank (the Credit Agreement). The Credit Agreement includes a Term Loan A in the amount of $21,350,000. The Term Loan A is due in quarterly principle payments of $533,750 on the last business day of each quarter beginning March 31, 2016 through December 31, 2017 and quarterly payments of $800,625 from March 31, 2018 through September 30, 2020 with the unpaid principal balance due on December 2, 2020. Interest on the term loan is, at the Company’s option, based on (i) a base rate, defined as the greatest of (a) prime rate or (b) federal funds rate plus a spread of 1.5% or (ii) LIBOR for a period of one, three, or six months plus a spread of 4.5% (5.25% at December 31, 2016). The Term Loan A requires the Company to make excess cash flow payments, as defined by the Credit Agreement, beginning with the year ended December 31, 2016. At December 31, 2016, the excess cash flow payment required is $500,000. The term loan requires that the Company maintain certain financial covenants and is secured by substantially all of the assets of the Company.

The Credit Agreement also includes a Term Loan B commitment of up to $3,000,000. The unpaid principal of the Term Loan B is due in quarterly principle payments on the last business day of each quarter beginning December 31, 2016 expressed as a percentage of the principal amount outstanding at the anniversary of the effective date most recently preceding such payment date as follows: 2.5% quarterly through December 31, 2017 and 3.75% quarterly thereafter through September 20, 2020 with the unpaid principal balance due on December 2, 2020. Interest on the term loan is, at the Company’s option, based on (i) a base rate, defined as the greatest of (a) prime rate or (b) federal funds rate plus a spread of 1.5% or (ii) LIBOR for a period of one, three, or six months plus a spread of 4.5% (5.25% at December 31, 2016). Additionally, the Company is required to pay a quarterly commitment fee of 0.50% of the unused portion of the commitment. As of December 31, 2016, $2,500,000 was outstanding on the Term Loan B. As of September 30, 2017, $2,317,148 was outstanding on the Term Loan B (unaudited).

Long-term debt consists of the following:

	December 31,		September 30,
	2016	2015	2017
			(unaudited)
Senior secured term loan A payable to East West Bank	$19,748,750	$21,350,000	$17,647,500
Senior secured term loan B payable to East West Bank	2,500,000	—	2,317,148
Total long-term debt	22,248,750	21,350,000	19,964,648
Less current maturities of long-term debt	3,466,011	2,135,000	3,822,416
Long-term debt excluding current maturities	18,782,739	19,215,000	16,142,232
Less debt discount net of accumulated amortization of $133,347 and $10,711 at December 31, 2016 and 2015, respectivley	330,153	452,789	246,611
Long-term debt, net of current maturities and debt discount	$18,452,586	$18,762,211	$15,895,621

The Company adopted ASU No. 2015-03, Interest-Imputation of interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, during the period ended December 31, 2015.  This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As a result, the Company is recognizing the outstanding debt issuance costs as a direct deduction to the long-term debt.  The debt issuance costs related to the long-term debt are amortized using a method that approximates the effective-interest method.

Aggregate future maturities of long-term debt at December 31, 2016 are as follows:

Years Ending December 31:
2017	$3,466,000
2018	3,515,000
2019	3,471,000
2020	11,797,000
Total	$22,249,000

Note 4. Members’ Equity

Holdings is governed by an operating agreement (the Agreement) dated as of September 4, 2013, between Holdings and its members. Holdings has two classes of membership units that are authorized and outstanding as of December 31, 2016 and 2015, which are designated as Class A Units (voting) and Class B Units (nonvoting). Holdings has 15,000 Class A Units and 1,161.11 Class B Units authorized for issuance. There were 10,525 Class A Units and 1,039.18 Class B Units issued and outstanding as of December 31, 2016 and 10,525 Class A Units and 1,004.35 Class B Units issued and outstanding as of December 31, 2015. There were 10,525 Class A Units and 1,039.18 Class B Units issued and outstanding as of September 30, 2017 (unaudited).

Class B Units are profits interest units that can be issued to certain managers, officers, employees, consultants or other service providers of the Company as defined in the Agreement. The Class B Units are nonvoting units and are subject to a five-year vesting period, 50 percent of which is based on Company performance and 50 percent based on time. If a Class B Unit holder terminates employment or no longer provides consulting or service to the Company, the units may be purchased back by the Company. The Class B Units are entitled to distributions under certain provisions. During 2016, the Company issued an additional 34.83 Class B Units. As of December 31, 2016, a total of 636.86 Class B Units were vested. As of September 30, 2017, a total of 740.78 Class B Units were vested (unaudited).

The grant date fair value for Class B Units granted was determined by estimating enterprise value of the Company at a terminal date, based on the Company’s projected financial metrics. The enterprise value was allocated to the various tranches of equity using a waterfall model, with the value allocated to the Class B Unit holders being recognized over the next five years as the units vest. Compensation expense is recognized in the period in which the awards vest. During 2016, 204.35 Class B Units vested. Compensation expense was approximately $82,000 and 71,000 for the years ended December 31, 2016 and 2015, respectively. Compensation expense for the nine months ended September 30, 2017 and 2016 was approximately $45,000 and $37,000, respectively (unaudited). Approximately $205,000 of expense will be recognized over the next five years related to the vesting of profits interest units. An increase in members’ equity is recognized in proportion to the expense recognized related to the fair value of the profits interest units granted.

The Class A and Class B Units are subject to a liquidation waterfall whereby the Class A Unit holders are first entitled to the return of their capital contributions. After the Class A Unit holders are distributed their initial capital contribution, the Class A Unit holders and vested Class B Unit holders share ratably in distributions thereafter.

Provisions of the Agreement have certain share restrictions, which could require repurchase of each member’s membership units by the Company under certain circumstances and provides for other restrictions on the transfer of such membership units as defined in the Agreement. During the years ended December 31, 2016 and 2015, no membership units were repurchased under the Agreement.

Note 5. Retirement Plan

Talon has a 401(k) salary deferral retirement plan (the Plan) for those employees who meet the eligibility requirements set forth in the Plan and allows employees to defer a portion of their eligible compensation, up to the maximum dollar limit set by law. The Plan provides for a safe harbor Company match of participant deferrals. Company matching contributions were approximately $291,000 and $171,000 for the years ended December 31, 2016 and 2015. Company matching contributions for the nine months ended September 30, 2017 and 2016 were approximately $286,000 and $208,000, respectively (unaudited).

Vulcan has a Profit Sharing Plan & Trust (the Profit Sharing Plan) for those employees who meet the eligibility requirements set forth in the Profit Sharing Plan and allows employees to defer a portion of their eligible compensation, up to the maximum dollar limit set by law. The Profit Sharing Plan provides for a discretionary company match of participant deferrals. Discretionary matching contributions made during the year ended December 31, 2016 were $0 and for the period from December 2, 2015 to December 31, 2015 were approximately $4,000. There were no discretionary matching contributions made during the nine months ended September 30, 2017 and 2016 (unaudited).

Note 6. Commitments

Operating leases: The Company leases office, manufacturing and warehouse space and equipment under operating leases with varying rental payments through December 2021.

Lease expense was approximately $576,000 and $426,000 for the years ended December 31, 2016 and 2015, respectively.  Lease expense for the nine months ended September 30, 2017 and 2016 was approximately $521,000 and $436,000, respectively (unaudited).

Approximate future minimum rental payments at December 31, 2016, are as follows:

Years Ending December 31:
2017	$514,000
2018	440,000
2019	121,000
2020	121,000
2021	5,000
Total	$1,201,000

Note 7. Income Taxes (as adjusted)

The provision for the income tax expense of the Company consists of the following components for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Current
Federal	$2,799,779	$1,390,853
Foreign	591	549
State	576,992	364,806
	3,377,362	1,756,208
Deferred
Federal	(358,252)	(24,657)
State	16,142	54,802
	(342,110)	30,145
	$3,035,252	$1,786,353

A reconciliation of income tax expense provided at the statutory U.S. federal rate of 34 percent to actual income tax expense for the year ended December 31, 2016 and year ended December 31, 2015, included in the consolidated statements of operations is as follows:

	Year Ended December 31,
	2016	2015
Income tax expense computed at federal statutory rate	$3,156,863	$1,499,524
State income taxes, net of federal tax benefit	404,450	181,928
Meals and entertainment (50%)	27,717	10,974
Nondeductible transaction costs	—	138,897
Nondeductible contingent liability expense	—	247,689
Domestic manufactures deduction	(336,608)	(189,300)
Research and development credit	(143,856)	(91,837)
Other	(73,314)	(11,522)
	$3,035,252	$1,786,353

Significant components of the Company’s net deferred tax assets (liabilities) at December 31, 2016 and 2015 were approximately as follows:

	December 31,
	2016	2015
Deferred tax assets:
Allowance for obsolete inventory	$428,948	$427,050
Uniform capitalization (Sec. 263(A))	69,565	56,136
Accrued expenses	121,838	105,679
Property and equipment—state	125,453	120,430
Other	40,618	32,266
	786,422	741,561
Deferred tax liabilities:
Property and equipment	(2,731,085)	(2,374,246)
Inventory	—	(106,768)
Intangibles	(2,882,812)	(3,430,132)
	(5,613,897)	(5,911,146)
Net deferred tax liability	$(4,827,475)	$(5,169,585)

The Company recorded income expense of approximately $4,910,000 and $2,250,000 for the nine months ended September 30, 2017 and 2016, respectively. The income tax provisions for the nine months ended September 30, 2017 and 2016 consisted primarily of taxes on domestic income. The income tax provisions for the nine months ended September 30, 2017 and 2016 were calculated based on the results of operations for the nine month periods ended September 30, 2017 and 2016 and may not reflect the annual effective tax rate (unaudited).

Note 8. Acquisition (as adjusted)

On December 2, 2015, Talon acquired all of the issued and outstanding stock of Vulcan Machine Inc. for a purchase price of $16,029,856, paid in cash. The acquisition was funded by borrowings through the issuance of long-term debt. The acquisition was accounted for as a business combination. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values as determined by the Company’s management, using information currently available and current assumptions as to projections of future events and operating performance.

The following table summarizes the allocation of the assets acquired and liabilities assumed at the acquisition date:

Trade accounts receivable	$1,415,614
Inventories	1,542,698
Machinery and equipment	2,731,680
Goodwill	6,656,666
Intangible assets	7,669,000
Other assets	10,000
20,025,658
Less liabilities assumed:
Accounts payable	(149,277)
Accrued expenses	(257,970)
Deferred tax liability	(3,782,508)
Purchase price, net of cash acquired of $193,953	$15,835,903

The Company paid a premium over the fair value of tangible and identified intangible assets, resulting in goodwill recorded of $6,656,666. The premium paid is attributed to the Company’s presence in aerospace industry and their growth potential. Goodwill recognized will not be deductible for income tax purposes. The results of the acquisition are included in the accompanying consolidated statements of income from the acquisition date forward.

The acquisition costs expensed in conjunction with the acquisition and included in acquisition transaction expenses were approximately $588,000 for the year ended December 31, 2015. Approximately $320,000 of the acquisition transaction expenses were paid to a member.

Contingent consideration payable: In conjunction with the acquisition of Talon Innovations Corporation on September 4, 2013, the Company was required to pay the sellers up to an additional $4,000,000. The Company recorded an estimated contingent earn-out liability on the acquisition date in the amount of approximately $961,000. During the year ended December 31, 2015 and 2014, the Company recorded contingent consideration expense in the amount of $650,000 and $1,839,000, respectively, to reflect the change in the estimated contingent earn-out liability. Based on the criteria contained in the earn-out provision, the Company paid $3,450,000 in December 2015 to the former owners of Talon which fulfilled the contingent earn-out liability obligations.

On May 31, 2017, Talon acquired certain assets of Mortek, Inc d/b/a Lind-Rite Precision Company for a purchase price of $2,000,000 less assumed liabilities of $55,000. The acquisition was funded by cash from operations. The acquisition was accounted for as a business combination. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values as determined by the Company’s management, using information currently available and current assumptions as to projections of future events and operating performance.

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed at the acquisition date (unaudited):

Inventories	$107,486
Machinery and equipment	1,471,225
Goodwill	421,289
2,000,000
Less liabilities assumed:
Accrued expenses	(55,129)
Purchase price	$1,944,871

Note 9. Related Party

The Company has a management consulting agreement with a party related through common ownership. Pursuant to the management consulting agreement, the related party will, from time to time, provide advisory and consulting services relating to the affairs of the Company. In exchange for the services provided, the Company is obligated to pay an annual management consulting fee equal to the greater of $200,000 or an amount equal to 5 percent of the consolidated EBITDA of the Company. The management consulting agreement was terminated October 1, 2016.

Related-party consulting expense was approximately $148,000 and $440,000 for the years ended December 31, 2016 and 2015, respectively, of which approximately $0 and $291,000 is included in accrued expenses as of December 31, 2016 and 2015, respectively. Related-party consulting expense for the nine months ended September 30, 2017 and 2016 was $0 and $148,000, respectively (unaudited).

Note 10. Accounting Changes

The Company was acquired by a public company on December 11, 2017. The Company had previously adopted private company accounting alternatives Accounting Standards Update (ASU) No. 2014-02, Intangibles – Goodwill and Other (Topic 350): Accounting for Goodwill and ASU No. 2014-18, Business Combinations (Topic 805): Accounting for Identifiable Intangible Assets in a Business Combination, issued by the Financial Accounting Standards Board. The Company has changed their accounting principle to reverse the effects of these adoptions as a result of the acquisition. The following financial statement line items for the years ended December 31, 2016 and 2015 were affected by the change:

Consolidated Balance Sheets Impact

	December 31, 2016			December 31, 2015
	As Previously Reported	As Adjusted	Effect of Change	As Previously Reported	As Adjusted	Effect of Change
Goodwill	$12,082,287	$9,037,098	$(3,045,189)	$13,461,782	$9,037,098	$(4,424,684)
Finite-life intangible assets, net	$853,833	$7,594,344	$6,740,511	$1,441,583	$9,039,161	$7,597,578
Total assets	$48,080,090	$51,775,411	$3,695,321	$40,378,188	$43,551,082	$3,172,894
Deferred income taxes	$2,268,778	$4,827,475	$2,558,697	$2,285,545	$5,169,585	$2,884,040
Total liabilities	$29,528,995	$32,087,692	$2,558,697	$27,310,638	$30,194,678	$2,884,040
Retained earnings	$8,026,095	$9,162,719	$1,136,624	$2,542,550	$2,831,404	$288,854
Total members equity	$18,551,095	$19,687,719	$1,136,624	$13,067,550	$13,356,404	$288,854
Total liabilities and members’ equity	$48,080,090	$51,775,411	$3,695,321	$40,378,188	$43,551,082	$3,172,894

Consolidated Statements of Income Impact

	Year Ended December 31, 2016			Year Ended December 31, 2015
	As Previously Reported	As Adjusted	Effect of Change	As Previously Reported	As Adjusted	Effect of Change
Net sales	$56,331,234	$56,331,234	$—	$38,499,151	$38,499,151	$—
Cost of sales	35,536,410	35,536,410	—	25,471,826	25,471,826	—
Gross profit	20,794,824	20,794,824	—	13,027,325	13,027,325	—
Operating expenses and other	9,021,762	9,021,762	—	7,761,311	7,761,311	—
Amortization expense	1,967,244	1,444,817	(522,427)	931,914	670,172	(261,742)
Operating income	9,805,818	10,328,245	522,427	4,334,100	4,595,842	261,742
Other income (expense)	(1,043,352)	(1,043,352)	—	(185,477)	(185,477)	—
Income before income taxes	8,762,466	9,284,893	522,427	4,148,623	4,410,365	261,742
Income tax expense	3,360,595	3,035,252	(325,343)	1,813,465	1,786,353	(27,112)
Net income	$5,401,871	$6,249,641	$847,770	$2,335,158	$2,624,012	$288,854

Consolidated Statements of Cash Flows Impact

	Year Ended December 31, 2016			Year Ended December 31, 2015
	As Previously Reported	As Adjusted	Effect of Change	As Previously Reported	As Adjusted	Effect of Change
Net income	$5,401,871	$6,249,641	$847,770	$2,335,158	$2,624,012	$288,854
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	$1,967,244	$1,444,817	$(522,427)	$931,914	$670,172	$(261,742)
Deferred income taxes	$(16,767)	$(342,110)	$(325,343)	$57,257	$30,145	$(27,112)
Net cash provided by operating activities	$6,748,982	$6,748,982	$—	$5,172,680	$5,172,680	$—
Net increase in cash	$3,930,987	$3,930,987	$—	$2,710,306	$2,710,306	$—
Cash, beginning of year	$4,348,881	$4,348,881	$—	$1,638,575	$1,638,575	$—
Cash, end of year	$8,279,868	$8,279,868	$—	$4,348,881	$4,348,881	$—

Consolidated Statements of Members’ Equity Impact

	As Previously Reported	As Adjusted	Effect of Change
Balance, December 31, 2014	$10,661,479	$10,661,479	$—
Net income	$2,335,158	$2,624,012	$288,854
Balance, December 31, 2015	$13,067,550	$13,356,404	$288,854
Net income	$5,401,871	$6,249,641	$847,770
Balance, December 31, 2016	$18,551,095	$19,687,719	$1,136,624

Note 11. Subsequent Events

On December 11, 2017, Holdings sold all of the issued and outstanding stock of Talon Innovations Corporation to Ichor Holdings, LLC for $130 million in cash, subject to customary adjustments.